EXHIBIT 99.2

P.O. Box HM 3012 Hamilton HM MX Bermuda

TEL 441-295-7195 FAX 441-295-4605

May 13, 2003

Mr. Jerome T. Fadden
253 Oenoke Ridge
New Canaan, CT 06840

     Re:     Separation and Consulting Agreement

Dear Jerry:

     This letter represents the agreement (the “Agreement”) between Platinum Underwriters Holdings, Ltd. (“Platinum”) and you, effective as of the date hereof, with respect to your resignation from your current positions with Platinum and your agreement to continue to serve Platinum as a consultant on a temporary basis. This Agreement supersedes the employment agreement between you and The St. Paul Companies, Inc. dated March 3, 2002, which was assigned to and assumed by Platinum effective November 1, 2002 (the “Employment Agreement”), except to the extent specifically incorporated herein by reference.

     (1)       Resignation

     You have tendered your written resignation from the Boards of Directors of Platinum and each of its affiliates effective May 13, 2003, and from your employment and all other offices and positions with Platinum and each of its affiliates effective May 31, 2003 (the “Separation Date”). The Board of Directors has accepted your resignations, and thanks you for your services to Platinum.

     (2)       Consulting Services

     You agree to provide consulting services to Platinum as Platinum may request from time to time for the period following the Separation Date through December 31, 2003. The consulting services will relate to your previous responsibilities with Platinum and to the transition of these responsibilities to your successor. The consulting services will not exceed 10 hours per month, and will be subject to your schedule and Platinum’s pre-approval of your business expenses. For the avoidance of doubt, all scheduling of consulting services will be at your sole discretion. During the consulting period, your status will be that of an independent contractor of Platinum, and you will not have the benefits, rights and privileges accorded to an employee, nor the authority to represent Platinum or make obligations on its behalf. You also agree to cooperate with Platinum with respect to any legal claims or proceedings that may arise relating to events that occurred during your tenure with Platinum. Except as provided in this Agreement, you will receive no additional compensation for rendering the consulting services, but Platinum agrees to promptly reimburse you for your reasonable expenses incurred in this regard that have been approved by Platinum in advance.

     (3)       Separation Payment; Release

     In consideration of the early termination of your Employment Agreement, you will be entitled to receive a lump-sum cash payment of US$4,950,000 (the “Payment”). You will also be entitled to receive any earned but unpaid base salary, reimbursable business expenses and any vested amounts or benefits under Platinum’s employee benefit plans through the Separation Date. Payment of these amounts is contingent upon your execution on or after the Separation Date of the “Full and Complete Release” attached as Exhibit A hereto. Payments will be made to you contingent upon and following the effectiveness of the Release, i.e., the lapse of the 7-day revocation period of the Release without revocation by you. For avoidance of doubt, you will receive the Payment and any other payments under this paragraph within 48 hours immediately following the lapse (and non-revocation) of such 7-day revocation period.

     (4)       Share Option Grant

     Enclosed is the Nonqualified Share Option Agreement representing your right to purchase 975,000 of Platinum’s common shares granted under Platinum’s 2002 Share Incentive Plan. Also enclosed is a copy of the prospectus relating to such Plan.

     (5)       Employee Benefits

     Platinum will continue your participation in Platinum’s health and welfare plans (or if you are ineligible to continue to participate under the terms thereof, in substitute programs adopted by Platinum providing substantially comparable benefits) until the earlier of three (3) years following the Separation Date or the date on which you begin receiving benefits under the health and welfare plans of any subsequent employer. You shall promptly notify Platinum upon receiving such benefits.

     (6)       Relocation

     You will return your Bermuda work permit to Platinum on the Separation Date. You will make reasonable efforts for the assignment, transfer or termination of the lease on your Bermuda residence in such a manner that Platinum (or its designee) may assume the lease on or before July 15, 2003. Platinum will pay any termination fees or lease payments required beyond the date of assignment, transfer or termination. Platinum will also pay your related housing costs (consistent with past practice) for periods following the Separation Date until the date of transfer, but not beyond July 15, 2003. Platinum will promptly reimburse you for your reasonable and documented relocation expenses to the United States within a reasonable period of time following the Separation Date, up to a maximum amount of US$50,000.

     (7)       Restrictive Covenants

     You hereby acknowledge and agree that you will continue to be bound by the terms of the confidentiality, non-competition and non-solicitation covenants set forth in Section 11 of the Employment Agreement, for the time periods as set forth therein following the

Separation Date, such provisions being incorporated by reference as if set forth herein in their entirety (based on their applicability to Platinum and its affiliates in connection with its assumption of the Employment Agreement). You acknowledge that any breach of the covenants contained therein would irreparably injure Platinum and you therefore agree that Platinum may, in addition to pursuing any other remedies it may have in law or in equity, seek to obtain an injunction against you from any court having jurisdiction over the matter restraining any further violation of these covenants by you.

     (8)       Nondisparagement

     You agree that you will not at any time following the date hereof make any statements or express any views that disparage the business reputation or goodwill of Platinum or its affiliates. Platinum agrees that it will not at any time following the date hereof make any statements or express any views that disparage your business reputation, your public image or your good name.

     (9)       Return of Property

     You have returned to Platinum all documents, records, files and other information and property belonging or relating to Platinum or its affiliates. You acknowledge that all such materials are, and will remain, the exclusive property of Platinum, and you may not retain originals or copies of such materials without the express written approval of Platinum.

     (10)       No Mitigation or Offset

     Your rights to the payments and benefits under this Agreement shall not be subject to a duty to mitigate nor to offset by any obligations that may be due to Platinum, except as noted in paragraph 5 above with respect to continued health and welfare benefits.

     (11)       Indemnification and Dispute Resolution

     Your rights to indemnification under Sections 9 and 10 of the Employment Agreement and to dispute resolution under Section 13(d) of the Employment Agreement are hereby incorporated into this Agreement as if set forth herein in their entirety (based on their applicability to Platinum and its affiliates in connection with its assumption of the Employment Agreement).

     (12)       General

     This Agreement supersedes all prior agreements between you and Platinum (and its predecessors or affiliates), whether written or oral, relating to employment or separation from employment, including, without limitation, the Employment Agreement, except to the extent specifically incorporated herein by reference. This Agreement may only be amended by mutual written agreement of the parties. This Agreement shall be governed by the laws of the State of New York without reference to rules relating to conflict of laws.

     Please indicate your acceptance of the terms of this Agreement by signing your name in the space provided below. Please return to me the signed copy of this Agreement, along with a signed copy of your Nonqualified Share Option Agreement. Platinum may sign a separate copy of this Agreement as well as the Nonqualified Share Option Agreement in which case, each counterpart shall be deemed an original and both of which, taken together, will constitute a single instrument. The Full and Complete Release should be signed and returned only on or after the Separation Date.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

	By:	/s/ Michael E. Lombardozzi

	Name:	Michael E. Lombardozzi
	Title:	Executive Vice President

ACCEPTED AND AGREED:

/s/ Jerome T. Fadden Jerome T. Fadden

Dated: May 13, 2003

EXHIBIT A

FULL AND COMPLETE RELEASE

               I, Jerome T. Fadden, in consideration of the separation payments described in my Separation and Consulting Agreement dated May 13, 2003 (the “Agreement”), for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge The St. Paul Companies, Inc., Platinum Underwriters Holdings, Ltd., their respective subsidiaries and affiliates (collectively, the “Companies”) and their respective current and former directors, officers and employees from, and covenant not to sue or proceed against any of the foregoing on the basis of, any and all claims, actions and causes of action upon or by reason of any matter arising out of my employment by the Companies and the cessation of said employment, and including, but not limited to, any alleged violation of those federal, state and local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. 206, et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. 1981, the Civil Rights Act of 1991, 42 U.S.C. 1981a, the Americans with Disabilities Act, 42 U.S.C. 12101, et seq., the Rehabilitation Act of 1973, 29 U.S.C. 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. 2601 and 2611 et seq., and equivalent provisions under Bermuda law, whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall or may have, from the beginning of time through the date on which I sign this Full and Complete Release (this “Release”), including without limitation those arising out of or related to my employment or separation from employment with the Companies, but excluding claims to enforce the Agreement (collectively the “Release Claims”).

               I warrant and represent that I have made no sale, assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims. I fully understand and agree that:

1.	This Release is in exchange for separation payments to which I would otherwise not be entitled;

2.	No rights or claims are released or waived that may arise after the date this Release is signed by me;

3.	I am here advised to consult with an attorney before signing this Release;

4.	I have 21 days from my receipt of this Release within which to consider whether or not to sign it;

5.	I have 7 days following my signature of this Release to revoke the Release; and

6.	This Release shall not become effective or enforceable until the revocation period of 7 days has expired.

               If I choose to revoke this Release, I must do so by notifying the Companies in writing. This written notice of revocation must be faxed and mailed by first class mail within the 7 day revocation period and addressed as follows:

               Platinum Underwriters Holdings, Ltd.
               The Belvedere Building
               69 Pitts Bay Road
               Pembroke HM 08
               Bermuda
               Attention: General Counsel
               Fax: 441-295-4605

               With a copy to:

               Dewey Ballantine LLP
               1301 Avenue of the Americas
               New York, New York 10019
               Attention: Paul J. Wessel, Esq.
               Fax: 212-259-6333

               This Release is the complete understanding between me and the Companies in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

               In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. This Release is to be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws. This Release inures to the benefit of the Companies and their successors and assigns. I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect. As such I knowingly and voluntarily sign this Release.

Jerome T. Fadden

Dated:

A-2